Exhibit 99.1

Item 1A.	Risk Factors
Pandemics or disease outbreaks, such as COVID-19, may cause unfavorable economic or market conditions which could impact demand patterns and/or disrupt global supply chains and manufacturing operations. Collectively, these outcomes could materially and adversely affect our business, results of operations and financial condition.
Pandemics or disease outbreaks such as the novel coronavirus (COVID-19) could result in a widespread health crisis that could adversely affect the economies of developed and emerging markets, potentially resulting in an economic downturn that could affect customers’ demand for our products in certain industrial-based end-markets. The spread of pandemics or disease outbreaks may also disrupt the company’s manufacturing operations or logistics necessary to import, export and deliver products to our customers. These factors could negatively impact our consolidated results of operations and cash flow.
While economic conditions can influence order patterns, MSA provides safety equipment to a broad range of customers who must continue to work in times of global pandemic or crisis. This includes first responders, who are tasked with keeping citizens safe and, in some cases, directly responding to disease outbreaks. It also includes industrial and utility workers tasked with maintaining critical infrastructure, particularly in times of national emergency. For this reason, in order to successfully fulfill our mission as The Safety Company, MSA is an essential business and intends to continue operating its manufacturing facilities during times of lockdown or crisis, to the extent practicable, while protecting the health and safety of our workforce and complying with all applicable laws. During a pandemic or crisis, these laws and response directives could, in some circumstances, adversely affect our ability to operate our plants.
While disposable N-95 masks and other personal protective equipment used by healthcare professionals in pandemic situations are not manufactured by MSA, the company does produce advanced air-purifying respirators such as elastomeric half-mask, full-facepiece respirators and powered air purifying respirators (PAPRs) with a minimum of N-95 filtration capability. These products are used in many industrial and first responder applications and therefore may see higher levels of demand in the event of a global mask shortage. During such an event, MSA is committed to increasing production of masks within our existing air purifying respirator portfolio. However, these products are non-core to MSA and in the year ended December 31, 2019, collectively reflected less than 10 percent of global revenue.
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